Exhibit 4.5

WARRANT TO PURCHASE COMMON STOCK

OF ONE STOP SYSTEMS, INC.

TABLE OF CONTENTS

1. DEFINITIONS	3
1.1 Company	3
1.2 Common Stock	3
1.3 Securities Act	3
1.4 Warrant Holder	3
2. REGISTRATION RIGHTS	3
3. EXERCISE	4
3.1 Subscription	4
3.2 Investor Certificate	4
3.3 Partial Exercise	4
3.4 Payment	4
3.5 Continuing Obligations	4
4. DELIVERY OF STOCK CERTIFICATE	4
5. STOCK SPLITS AND COMBINATIONS	5
6. RECLASSIFICATIONS, EXCHANGES AND SUBSTITUTIONS	5
7. REORGANIZATIONS, MERGERS, CONSOLIDATIONS, OR SALE OF ASSETS	5
8. NO DILUTION OR IMPAIRMENT	6
9. NOTICE OF ADJUSTMENTS	6
10. MISCELLANEOUS	6
10.1 Reservation of Stock	6
10.2 No Rights as a Shareholder	6
10.3 Modification	7
10.4 Governing Law	7
10.5 Expiration	7
EXHIBIT A	8

WARRANT TO PURCHASE COMMON STOCK

OF ONE STOP SYSTEMS, INC.

This Warrant issued on             , certifies, for value received             , or registered assigns, is entitled, subject to the terms set forth below, to purchase from ONE STOP SYSTEMS, INC., a California corporation (“Company”),              fully paid and non-assessable shares of Common Stock of the Company at the purchase price of              per share (“Per Share Purchase Price”) at any time or from time to time from the date of this Warrant to and including              such price and number of shares being subject to adjustment as provided herein.

1. DEFINITIONS

As used in this warrant, the following terms, unless the context requires otherwise, have the following meanings:

1.1 Company. “Company” includes any corporation that will succeed to or assume the obligations of the Company under this warrant.

1.2 Common Stock. “Common Stock,” when used with reference to stock of the Company, means all shares, now or hereafter authorized, of the class of the Common Stock of the Company presently authorized and stock of any other class into which those shares may later be changed.

1.3 Securities Act. “Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission (or any other federal agency then administering the Securities Act) under that legislation, all as they may be in effect at the time.

1.4 Warrant Holder. The terms “warrant holder,” “holder of warrants,” “holder,” or similar terms when the context refers to a holder of the warrants, mean anyone who at the time is the registered holder of any of the warrants.

2. REGISTRATION RIGHTS

Notwithstanding any provision of this Warrant to the contrary, each certificate representing any Common Stock issued pursuant to exercise of warrant hereunder will bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

WARRANT TO PURCHASE COMMON STOCK

3. EXERCISE

3.1 Subscription. The holder of this Warrant may exercise it in full, or in part, by surrender of this Warrant, with delivery of a Subscription in the form attached hereto as Exhibit A, duly executed by the holder, to the Company at its principal office in Escondido, California accompanied by payment in the amount obtained by multiplying the Purchase Price by the number of shares of Common Stock specified on the face of this Warrant.

3.2 Investor Certificate. Company may request a written statement that the holder is purchasing the Common Stock or that the transferee is acquiring the Warrant or Common Stock for such holder’s or transferee’s own account, for investment and not with a view to the sale or distribution of the Warrant or Common Stock nor with any then-present intention of distributing or selling the Warrant or Common Stock. Any such Warrant or Common Stock certificate may, at the Company’s option, include any legend considered necessary or desirable to comply with the Securities Act.

3.3 Partial Exercise. On partial exercise, the Company will promptly issue and deliver to the holder of this Warrant a new warrant in the name of the Warrant Holder, providing for the right to purchase that number of shares of Common Stock (without giving effect to any adjustment of that number) for which this Warrant has not been exercised.

3.4 Payment. Payment may be in cash or by official bank check payable to the order of the Company.

3.5 Continuing Obligations. At the time this Warrant is exercised, the Company will, at the holder’s request, acknowledge in writing its continuing obligation to afford to that holder any rights to which that holder will continue to be entitled after such exercise in accordance with this Warrant, provided that, if the holder fails to make such request, that failure will not affect the Company’s continuing obligation to afford to such holder any such rights.

4. DELIVERY OF STOCK CERTIFICATE

As soon as possible after full or partial exercise of this Warrant, the Company at its expense will cause to be issued in the name of and delivered to the holder of this Warrant, a certificate for the number of fully paid and non-assessable shares of Common Stock to which that holder will be entitled on such exercise, together with any other securities and property to which that holder is entitled on such exercise under the terms of this Warrant. No fractional share will be issued on exercise of rights to purchase under this Warrant. If on any exercise of this Warrant a fraction of a share results, the Company will pay the cash value of that fractional share, calculated on the basis of the exercise price.

WARRANT TO PURCHASE COMMON STOCK

5. STOCK SPLITS AND COMBINATIONS

If the Company at any time subdivides or combines its outstanding shares of Common Stock, this Warrant will, after that subdivision or combination, be evidence of the right to purchase the number of shares of Common Stock that would have been issuable as a result of that change with respect to the shares of Common Stock that were purchasable under this Warrant immediately before that subdivision or combination. If the Company at any time subdivides the outstanding shares of Common Stock, the Purchase Price then in effect immediately before that subdivision will be proportionately decreased, and, if the Company at any time combines the outstanding shares of Common Stock, the Purchase Price then in effect immediately before that combination will be proportionately increased. Any adjustment under this provision will become effective at the close of business on the date the subdivision or combination becomes effective.

6. RECLASSIFICATIONS, EXCHANGES AND SUBSTITUTIONS

If the Common Stock issuable on exercise of this Warrant is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, provided for above), the holder of this Warrant, will on its exercise, be entitled to purchase, in lieu of the Common Stock that that holder would have become entitled to purchase but for such change, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to purchase by the holder on exercise of this Warrant immediately before that change.

7. REORGANIZATIONS, MERGERS, CONSOLIDATIONS, OR SALE OF ASSETS

If at any time there is a capital reorganization of the Company’s Common Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere in this Warrant) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the Company’s properties and assets as, or substantially as, an entirety to another person, then, as a part of such reorganization, merger, consolidation, or sale, lawful provision will be made so that the holder of this Warrant will thereafter be entitled to receive on exercise of this Warrant, during the period specified in this Warrant and on payment of the Purchase Price then in effect, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, to which a holder of the Common Stock deliverable on exercise of this Warrant would have been entitled on that event if this Warrant had been exercised immediately before that event. In any such case, appropriate adjustment (as determined by the Company’s board of directors) will be made in applying this Warrant to the rights and interests of the holder of this Warrant after the reorganization, merger, consolidation, or sale to the end that this Warrant (including adjustment of the Purchase Price then in effect and number of shares purchasable on exercise of this warrant) will be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event on exercise of this Warrant. The Company will, within thirty (30) days after making such adjustment, give written notice (by first-class mail, postage prepaid) to the Warrant Holder.

WARRANT TO PURCHASE COMMON STOCK

The notice will set forth, in reasonable detail, the event requiring the adjustment and the method by which the adjustment was calculated and will specify the Purchase Price then in effect after the adjustment and the increased or decreased number of purchasable shares on exercise of this Warrant. When appropriate, advance notice may be given and included as part of the notice required under other provisions of this Warrant.

8. NO DILUTION OR IMPAIRMENT

The Company covenants that it will not, by voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but it will at all times in good faith assist in carrying out all those terms and take all action necessary or appropriate to protect the rights of the holder of this Warrant against dilution or other impairment.

9. NOTICE OF ADJUSTMENTS

The Company will promptly give written notice of each adjustment or readjustment of the Purchase Price or the number of shares of Common Stock or other securities issuable on exercise of this Warrant, by first-class mail, postage prepaid, to the registered holder of this Warrant at that holder’s address as shown on the Company’s books.

The notice will state the amount of that adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based, including a statement of (1) the consideration received or to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the number of shares of Common Stock outstanding or deemed to be outstanding, and (3) the Purchase Price in effect immediately before that issue or sale and as adjusted or readjusted because of that issue or sale.

The form of this Warrant need not be changed because of any adjustment in the Purchase Price or in the number of shares of Common Stock purchasable on its exercise. A Warrant issued after any such adjustment on any partial exercise or in replacement may continue to express the same Purchase Price and the same number of shares of Common Stock (appropriately reduced in the case of partial exercise) as are stated on the face of this Warrant as initially issued, and that Purchase Price and number of shares will be considered to have been so changed as of the close of business on the date of adjustment.

10. MISCELLANEOUS

10.1 Reservation of Stock. The Company covenants that it will at all times reserve and keep available, solely for issuance on exercise of this Warrant, all shares of Common Stock or other securities from time to time issuable on exercise of this Warrant.

10.2 No Rights as a Shareholder. No holder of this Warrant, as such, will be entitled to vote or receive dividends or be considered a shareholder of the Company for any purpose, nor will anything in this Warrant be construed to confer on any holder of this Warrant, as such, any rights of a shareholder of the Company or any right to vote, to give or withhold consent to corporate action, to receive notice of meetings of shareholders, or to receive dividends or subscription rights or otherwise.

WARRANT TO PURCHASE COMMON STOCK

10.3 Modification. This Warrant and any of its terms may be changed, waived, or terminated only by a written instrument signed by the party against which enforcement of that change, waiver, or termination is sought.

10.4 Governing Law. This Warrant will be governed by, construed, and enforced in accordance with the laws of the State of California as applied to contracts executed, delivered, and performed solely in that state.

10.5 Expiration. The right to exercise this Warrant will expire on                 .

In WITNESS WHEREOF, this Warrant is signed on the day and year first above written.

ONE STOP SYSTEMS, INC., a California corporation

By:
STEPHEN D. COOPER, President and CEO

TIMOTHY RUETH

By:

EXHIBIT A

SUBSCRIPTION

To: ONE STOP SYSTEMS, INC.

The undersigned, the holder of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by that Warrant for, and to purchase under that Warrant              shares of Common Stock of ONE STOP SYSTEMS, INC., a California corporation and herewith makes payment of $             for those shares, and requests that the certificates for those shares be issued in the name of, and delivered to                  at the address below.

Date:

By:
__________________________ PRINT NAME

Address: